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                                                                     Exhibit 5

                              Palmer & Dodge LLP
                     One Beacon Street, Boston, MA  02108-3190

Telephone: (617) 573-0100                            Facsimile: (617) 227-4420

                               August 21, 1997


Genzyme Transgenics Corporation
Five Mountain Road
Framingham, Massachusetts 01701

            RE:  Non-Statutory Stock Option Grants to Henri A. Termeer

Ladies and Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Genzyme Transgenics Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 13,000 shares of the Company's Common Stock, $0.01 par value per share, (the "Shares") offered pursuant to the provisions of the Company's Non-Statutory Stock Options granted to Henri A. Termeer on
May 19, 1995 and May 28, 1997 (the "Options").

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Options, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement.

                                           Very truly yours,


                                           /s/ Palmer & Dodge LLP
                                           ----------------------
                                           PALMER & DODGE LLP


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